                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT



                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of February 15, 1999, by and between IATROS HEALTH NETWORK, INC., a Delaware corporation ("Purchaser") and MARTHA LOUISE ASHWORTH ("Seller"), individually and as independent executrix of the estate of George Fredrick Ashworth (the "Deceased").

                                    RECITALS:

                  WHEREAS, the Deceased owned one thousand (1,000) shares (the "Shares") of the issued and outstanding common stock of Trinity Rehab, Inc., a Texas corporation (the "Company");

                  WHEREAS, the Deceased was married to Martha Louise Ashworth, and thus, under the laws of the State of Texas, Martha Louise Ashworth had a community property interest in the Shares;

                  WHEREAS, the Deceased expired on January 17, 1999;

                  WHEREAS, Martha Louise Ashworth was duly appointed as independent executrix of the estate of the Deceased (SEE Exhibit A); and

                  WHEREAS, Seller now desires to sell and Purchaser desires to purchase the Shares upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                           SALE AND TRANSFER OF SHARES

                  1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer and deliver to Purchaser at the Closing (as hereinafter defined), and Purchaser shall purchase and accept, all of the

Shares, free and clear of all security interests, liens, charges, pledges, claims, demands or encumbrances. Seller shall deliver to Purchaser at the Closing stock certificates representing the Shares duly endorsed by Seller for transfer to Purchaser.

                  1.2 PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be (i) One Million Four Hundred Ninety-Five Thousand Seven Hundred Three and 12/100 Dollars ($1,495,703.12) (the "Cash Purchase Price"), and (ii) one hundred thousand (100,000) shares of validly issued, fully paid and non-assessable shares of Purchaser's common stock (the "Stock Purchase Price"). Payment of the Cash Purchase Price shall be made by delivery at the Closing of a promissory note payable to the order of Seller in form and substance substantially identical to EXHIBIT B attached hereto (the "Note"). Payment of the Stock Purchase Price shall be made by delivery at the Closing of certificates representing the Stock Purchase Price.

                  1.3 CLOSING. The closing hereunder (the "Closing") shall take place on February 26, 1999 (the "Closing Date"). At the Closing, the stock certificate(s) representing the Shares shall be duly endorsed by Seller for transfer to Purchaser as of the Closing Date and delivered to Purchaser.



                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As an inducement to Purchaser to execute this Agreement and to enter into the transactions contemplated by this Agreement, Seller represents and warrants to Purchaser that:

                  2.1 ORGANIZATION, GOOD STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it.

                  2.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which the Company or Seller is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of the Company, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which the Company or Seller is bound, or (iii) any law, rule or regulation applicable to the Company or Seller.

                  2.3 NO LEGAL BAR. Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no action or proceeding is pending against Seller which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  2.4 TITLE; POSSESSION. Seller has good and marketable title to the Shares being transferred hereby and there are no security interests, liens or other encumbrances whatsoever with respect thereto. Seller has possession of the certificates representing the Shares being transferred hereby.

                  2.5 AUTHORIZATION. Seller has full capacity, power and authority to enter into this Agreement and all other agreements referenced herein, and Seller has been duly authorized to execute, endorse and deliver the stock certificate(s) representing the Shares.

                  2.6 FINANCIAL STATEMENTS. Except as expressly disclosed in writing, the unaudited financial statements of the Company are substantially complete and correct in all material respects as of the respective dates and for the respective periods stated therein.

                  2.7 NO BROKERAGE FEES. Neither Seller nor the Deceased has dealt with, nor are obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement and all other agreements referenced herein, or the negotiations looking toward the consummation of such transactions contemplated hereby or thereby.

                  2.8 NO MISSTATEMENTS OR OMISSIONS. To the best of Seller's knowledge, no representation, warranty or disclosure made by Seller to Purchaser or Purchaser's representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                  2.9 SELLER'S INVESTIGATION AND EXPERIENCE. Seller acknowledges that Purchaser is making no representations or warranties whatsoever with respect to the value of the Stock Purchase Price or the rights provided by the Stock Purchase Price to a holder thereof. Seller further acknowledges that prior to the Closing Purchaser has made available to Seller an adequate opportunity to ask questions and receive answers from any person authorized to act on behalf of Purchaser regarding Purchaser, its operations, business, financial condition and prospects, and that all documents, records, books and other information pertaining to Purchaser and the value of the Stock Purchase Price requested by the Seller have been made available or delivered to Seller to the extent Purchaser possesses such documents, records, books and other information pertaining to Purchaser or can acquire such without unreasonable expense or effort. Seller has undertaken any and all investigation with respect to Purchaser and the Stock Purchase Price which Seller deems necessary or desirable with respect to the transactions contemplated herein and is relying solely on its investigation as to the value of the Stock Purchase Price and the risks of ownership thereof. Seller has substantial experience in investments comparable to an investment in the Stock Purchase Price, has the resources necessary and appropriate to assume the risks of an investment in the Stock Purchase Price and to protect her interests therein, and has been advised by legal counsel with respect to the transactions contemplated herein.

                  2.10 INVESTMENT INTENT. Seller is receiving the Stock Purchase Price for her own account and not on behalf of any other person. Seller is receiving the Stock Purchase Price for investment and not with a view to distribution or with the intent to divide its participation with others by reselling or otherwise distributing the Stock Purchase Price. Seller understands that the Stock Purchase Price is being transferred hereunder without registration under the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws, by reason of its issuance in a transaction exempt from the registration requirements of the 1933 Act and such state laws, and that it must be held for at least one (1) year unless it is subsequently registered under the 1933 Act and such state laws, or such subsequent disposition thereof is exempt from registration. Seller is an "accredited investor" within the meaning of Rule 501, promulgated under the 1933 Act.

                  2.11 LEGEND. Each certificate representing the Stock Purchase Price shall bear the following legend, or a similar legend reasonably deemed by the Purchaser to constitute an appropriate notice of the provisions hereof and the applicable securities laws (any such certificate not having such legend shall be surrendered upon demand by the Purchaser and so endorsed):

                  On the face of the certificate:

                  TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.

                  On the reverse of the certificate:

                  SHARES OF STOCK REPRESENTED BY THIS CERTIFCATE HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES ONLY AND NOT FOR RESALE, TRANSFER OR DISTRIBUTION, HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH LAWS, OR IN TRANSACTIONS OTHERWISE IN COMPLIANCE WITH OR EXEMPT FROM SUCH LAWS, AND UPON EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY OF COMPLIANCE WITH OR EXEMPTION FROM SUCH LAWS, AS TO WHICH THE COMPANY MAY RELY UPON AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As an inducement to Seller to execute this Agreement and to enter into the transactions contemplated by this Agreement, Purchaser represents and warrants to Seller that:

                  3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. The Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  3.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or (iv) any law, rule or regulation applicable to Purchaser.

                  3.3 NO LEGAL BAR. Purchaser is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no action or proceeding is pending against Purchaser which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  3.4 CAPITALIZATION. The authorized capital stock of Purchaser consists of (i) 25,000,000 shares of Purchaser Common Stock, $.001 par value, of which, as of the Closing Date, 20,944,958 shares are issued and outstanding, and
(ii) 5,000,000 shares of Purchaser Preferred Stock, $.001 par value, of which, as of the Closing Date, 533,333 Series A shares and 100,000 Series B shares are issued and outstanding. All of the issued and outstanding shares of Purchaser's capital stock are, and all shares comprising the Stock Purchaser Price shall be, validly issued, fully paid and non-assessable.

                  3.5 NO BROKERAGE FEES. Purchaser has not dealt with, nor is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement and all other agreements referenced herein, or the negotiations looking toward the consummation of such transactions contemplated hereby or thereby.

                  3.6 NO MISSTATEMENTS OR OMISSIONS. To the best of Purchaser's knowledge, no representation, warranty or disclosure made by Purchaser to Seller or Seller's representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.



                                   ARTICLE IV
                                 INDEMNIFICATION

                  4.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold Purchaser, its officers, directors, controlling persons and agents, harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) asserted against, imposed upon or incurred by Purchaser, its officers, directors, controlling persons and agents, arising out of any inaccuracy in or breach of any of Seller's representations and warranties set forth in Article II of this Agreement.

                  4.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) asserted against, imposed upon or incurred by Seller arising out of any inaccuracy in or breach of any of Purchaser's representations and warranties set forth in Article III of this Agreement.

                  4.3 CLAIMS PROCESS. As soon as is reasonably practicable after Purchaser or Seller becomes aware of any claim that it has which is covered under this Article IV, Purchaser or Seller, as the case may be ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing, which notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the claim. In the event of a third party claim which is subject to indemnification under this Article IV, the Indemnifying Party shall promptly defend such claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the claim.

                  4.4 SURVIVAL; CLAIMS. The representations and warranties set forth in Articles II and III above, and the indemnification rights set forth in this Article IV, shall survive for a period of one (1) year after the date hereof. No party shall have any liability for any breach of any representation or warranty set forth herein unless the other party shall have given it written notice of such breach promptly upon becoming aware of same and prior to the first anniversary of the date of this Agreement. Such notice shall identify the applicable Section of this Agreement, the alleged breach and the amounts for which the indemnitor is alleged to be liable in detail. The indemnitor shall be entitled to assume the defense of any third-party claim, provided that it admits in writing its obligation to indemnify the indemnitee for such claim.

                  4.5 LIMITATIONS ON INDEMNIFICATION. Any amounts which any party hereto may be obligated to pay another party hereto pursuant to this
Article IV shall not exceed the Cash Purchase Price, and in no event shall Seller be obliged to remit any amount in excess of that actually paid to Seller under the Note. In the event Seller is required to indemnify Purchaser, its officers, directors, controlling persons or agents, Purchaser shall first reduce the amount of the unpaid indebtedness of Purchaser owed to Seller under the Note, and if such indebtedness is insufficient to satisfy the amount of indemnification payable hereunder, Purchaser shall have the right to seek recovery from Seller up to the amount of the Cash Purchase Price actually received by Seller.

                                    ARTICLE V
                                  MISCELLANEOUS

                  5.1 EXPENSES. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

                  5.2 ATTORNEYS' FEES. In the event any party brings an action to enforce this Agreement, the prevailing party or parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys' fees. Reasonable attorneys' fees shall include reasonable charges allocated for internal counsel.

                  5.3 ENTIRE AGREEMENT. This Agreement (including all Exhibits hereto) supersedes any and all other agreements, oral or written, between the parties hereto and the Deceased with respect to the subject matter hereof, and contains the entire agreement between such parties with respect to the transactions contemplated hereby. No party to this Agreement shall be entitled to rely on any representation, warranty or agreement not set forth in this Agreement.

                  5.4 AMENDMENTS. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  5.5 SUCCESSORS; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, which consent shall not be unreasonably withheld.

                  5.6 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date actually received by the party in question, by whatever means and however addressed, or (b) the date sent by telecopy, or on the date of personal delivery, if delivered by hand, or on the date signed for if sent, prepaid, by Federal Express or similar nationally-recognized overnight delivery service, to the following addresses, or to such other addresses as either party may request, in the case of Seller, by notifying Purchaser, and in the case of Purchaser, by notifying Seller:

                  If to Purchaser:            Iatros Health Network, Inc.
                                              11910 Greenville Avenue
                                              Suite 300
                                              Dallas, TX  75243
                                              Attn:  Ronald E. Lusk
                                              Telephone:  (888) 900-1133
                                              Telecopy:  (972) 889-0853

                  With copies to:             Reed Smith Shaw & McClay, LLP
                                              1301 K Street, N.W.
                                              Suite 1100 - East Tower
                                              Washington, DC  20005
                                              Attn:  Scott D. Chenevert, Esq.
                                              Telephone:  (202) 414-9489
                                              Telecopy:  (202) 414-9299

                  If to Seller:               Martha Ashworth
                                              2107 Fairway Vista
                                              McKinney, TX  75070
                                              Telephone:  (972) 562-9675
                                              Telecopy:  (972) 562-9674

                  With copies to:             Winstead Sechrest & Minick, P.C.
                                              5400 Renaissance Tower
                                              1201 Elm Street
                                              Dallas, TX  75270
                                              Attn:  Sheryl B. Latham, Esq.
                                              Telephone:  (214) 745-5697
                                              Telecopy:  (214) 745-5390

                  5.7 WAIVER. No waiver hereunder shall be valid unless set forth in writing.

                  5.8 SEVERABILITY. In the event that any term or provision of this Agreement or any application thereof shall be held by a tribunal of competent jurisdiction to be unlawful or unenforceable, the remainder of this Agreement and any other application of such term or provision shall continue in full force and effect and the parties shall endeavor to replace the unlawful or unenforceable provision with one that is lawful and enforceable and which gives the fullest effect to the intent of the parties as expressed herein.

                  5.9 NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

                  5.10 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

                  5.11 CONSTRUCTION. The titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits or schedules hereto.

                  5.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.





                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.


                       MARTHA LOUISE ASHWORTH:

                       /s/ Martha Louise Ashworth
                       ---------------------------------------------------------
                       Individually and as Independent Executrix of the Estate of George Fredrick Ashworth


                       IATROS HEALTH NETWORK, INC.:

                       By:  /s/ Ronald E. Lusk
                       ---------------------------------------------------------
                         Name:  Ronald E. Lusk
                         Its:  Chairman and Chief Executive Officer

                                    EXHIBIT A

                                    [OMITTED]

                                    EXHIBIT B

                                 PROMISSORY NOTE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


$1,495,703.12                                                  DALLAS, TEXAS
                                                               FEBRUARY 15, 1999

For value received, the undersigned, IATROS HEALTH NETWORK, INC., a Delaware corporation (the "MAKER"), hereby promises to pay to the order of MARTHA LOUISE ASHWORTH (the "HOLDER"), at such place as from time to time may be designated by the Holder, in lawful money of the United States of America, the principal sum of One Million Four Hundred Ninety-Five Thousand Seven Hundred Three and 12/100 Dollars ($1,495,703.12), together with any applicable charges and interest thereon from the date hereof upon the balance of the principle sum from time to time remaining unpaid at a rate per annum equal to six percent (6%) per annum, compounded monthly. If applicable law provides for a ceiling under Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, that ceiling shall be the indicated rate ceiling.

This Promissory Note (this "NOTE") is issued pursuant to that certain Stock Purchase Agreement, dated February 15, 1999, by and between the Maker and the Holder (the "PURCHASE AGREEMENT"). Terms defined in the Purchase Agreement are used herein as so defined unless otherwise defined herein.

This Note shall be payable in fifty-nine (59) equal monthly installments of Fourteen Thousand Five Hundred Eighty-Three and 33/100 Dollars ($14,583.33), and one (1) final installment of all remaining principal and accrued interest in the sixtieth (60th) month. All payments shall be made on the first (1st) day of each month commencing on March 1, 1999, and shall be treated as payment towards accrued interest with the remainder, if any, applied towards the remaining principal.. In any case where the Payment Date shall be a Sunday or legal holiday, or a day on which banking institutions are authorized by law or executive order to close, then payment need not be made on such date, but may be made on the next succeeding banking day with the same force and effect as if made on the date due.

Notwithstanding the above, in the event Ronald E. Lusk ceases to be involved in the daily management and operations of the Maker and/or undergoes a reduction in voting control, in terms of total number of shares or proportional ownership decrease, as of the date hereof, of more than ten percent (10%), then this Note shall be immediately due and payable in full.

Holder may apply any payments made by Maker to principal, costs of collection and other amounts owing hereunder in such order as Holder may elect.

Maker may prepay this Note in whole at any time, or in part from time to time, without penalty or premium, provided that any such principal thus paid is accompanied by accrued interest on such principal. Any partial prepayments of principal shall be applied to installments thereof in the inverse order of maturity.

Holder may declare the entire Note immediately due and payable in full in the event that Maker fails to pay any installment of this Note when due.

PAYMENT OF THIS NOTE IS SECURED BY AND ENTITLED TO THE BENEFITS OF THE SECURITY INTEREST GRANTED BY THE STOCK PLEDGE AGREEMENT OF EVEN DATE HEREWITH BETWEEN MAKER AND HOLDER (THE "STOCK PLEDGE AGREEMENT"). UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, AS DEFINED IN THE STOCK PLEDGE AGREEMENT, THIS NOTE SHALL BE IMMEDIATELY DUE AND PAYABLE IN FULL.

All notices hereunder shall be given using the addresses for notice in effect from time to time under the Purchase Agreement.

The Maker and all sureties, guarantors and endorsers of this Note severally waive valuation and appraisal, demand, presentment, notice of dishonor, notice of intent to demand payment hereof, notice of demand, notice of intent to accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, and protect, and agree to one or more renewals or extensions for any period or periods of time, partial payments, and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

If this Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed in the hands of an attorney for collection after default or maturity, the undersigned shall pay all costs of collection, including attorneys' fees and expenses.

THIS NOTE, INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. TEX. REV. CIV. STAT. ANN. ART. 5069 CH. 15, AS AMENDED (WHICH REGULATES CERTAIN REVOLVING CREDIT AND LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY HERETO.

It is the intention of Maker and Holder hereof to conform strictly to the usury laws now or hereafter in force in the State of Texas, and any interest payable under this

Note shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under the usury laws of the State of Texas as now or hereafter construed by the courts having jurisdiction over such matters. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to Maker or credited to the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to Maker.

THIS NOTE AND OTHER AGREEMENTS REFERRED TO HEREIN REPRESENTS THE FINAL AGREEMENT OF THE MAKER AND THE HOLDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARITIES.

EXECUTED as of the date first set forth above.

                                 IATROS HEALTH NETWORK, INC.


                                 By:
                                    -------------------------------------------
                                     Name: Ronald E. Lusk
                                     Its:  Chairman and Chief Executive Officer
















                                        3